UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (Amendment No. )



                        GLOBAL ENTERTAINMENT CORPORATION
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   37939C 20 0
                                 --------------
                                 (CUSIP Number)


                                October 19, 2006
             ------------------------------------------------------
             (Date of Event which requires Filing of this Statement

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 37939C 20 0                                          Page 2 of 8 Pages
---------------------                                          -----------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Rudy R. Miller
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       535,660 (1)
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     0
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       535,660 (1)
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       0
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      535,660 (1)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.25%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
1. Includes 434,200 shares beneficially owned by Miller Capital Corporation of which Mr. Miller is the sole shareholder and 68,450 shares beneficially owned by Miller Capital Markets, LLC which is 99% owned by Miller Investments, Inc. and Mr. Miller is the sole shareholder of Miller Investments, Inc.

                                  SCHEDULE 13G

CUSIP NO. 37939C 20 0                                          Page 3 of 8 Pages
---------------------                                          -----------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Miller Capital Corporation
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       0
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     434,200 (2)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       0
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       434,200 (2)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      434,200 (2)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.68%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
      -----------------------------------------------------------------------

----------
2. Rudy R. Miller is the sole shareholder of Miller Capital Corporation and is therefore the beneficial owner of the shares of Issuer's common stock; however, because Miller Capital Corporation is the record holder of such shares of capital stock, Miller Capital Corporation may be deemed to share voting power with Mr. Miller over such shares of common stock.

                                  SCHEDULE 13G

CUSIP NO. 37939C 20 0                                          Page 4 of 8 Pages
---------------------                                          -----------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Miller Capital Markets, LLC
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       0
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     68,450 (3)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       0
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       68,450 (3)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      68,450 (3)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.053%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
      -----------------------------------------------------------------------

----------
3. Miller Capital Markets, LLC is owned 99% by Miller Investments, Inc. of which Rudy R. Miller is the sole shareholder of Miller Investments, Inc. and is therefore the beneficial owner of the shares of Issuer's common stock; however, because Miller Capital Markets, LLC is the record holder of such shares of capital stock, Miller Capital Markets, LLC may be deemed to share voting power with Mr. Miller over such shares of common stock.

                                  SCHEDULE 13G

CUSIP NO. 37939C 20 0                                          Page 5 of 8 Pages
---------------------                                          -----------------

ITEM 1. NAME OF ISSUER

     (a)  Name of Issuer:

          GLOBAL ENTERTAINMENT CORPORATION

     (b)  Address of Issuer's Principal Executive Offices:

          4909 East McDowell Road, Suite 104, Phoenix, AZ 85008

ITEM 2. NAME OF PERSON FILING

     (a)  Name of Person Filing:

          This statement is filed by Rudy R. Miller and Miller Capital Corporation, an Arizona corporation of which Mr. Miller is the sole shareholder.

     (b)  Address of Principal Business Office or, if None, Residence:

          The address of the Reporting Persons is 4909 East McDowell Road, Suite 100, Phoenix, AZ 85008.

     (c)  Citizenship:

          Rudy R. Miller is a United States citizen, Miller Capital Corporation is an Arizona corporation and Miller Capital Markets, LLC is an Arizona limited liability company.

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          37939C 20 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ] Broker or dealer registered under Section 15 of the Act;
       (b) [ ] Bank as defined in section 3(a)(6) of the Act;
       (c) [ ] Insurance company as defined in section 3(a)(19) of the Act;
       (d) [ ] Investment company registered under section 8 of the Investment Company Act;
       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

          Not Applicable

                                  SCHEDULE 13G

CUSIP NO. 37939C 20 0                                          Page 6 of 8 Pages
---------------------                                          -----------------

ITEM 4. OWNERSHIP.

     A.   RUDY R. MILLER

          (a)  Amount Beneficially Owned:

               535,660

          (b)  Percent of Class:

               8.25%

          (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                    535,660

              (ii)  shared power to vote or to direct the vote:

                    0

              (iii) sole power to dispose or to direct the disposition of:

                    535,660

              (iv)  shared power to dispose or to direct the disposition of:

                    0

     B.   MILLER CAPITAL CORPORATION

          (a)  Amount Beneficially Owned:

               434,200

          (b)  Percent of Class:

               6.68%

          (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                    0

              (ii)  shared power to vote or to direct the vote:

                    434,200

              (iii) sole power to dispose or to direct the disposition of:

                    0

              (iv)  shared power to dispose or to direct the disposition of:

                    434,200

                                  SCHEDULE 13G

CUSIP NO. 37939C 20 0                                          Page 7 of 8 Pages
---------------------                                          -----------------

     C.   MILLER CAPITAL MARKETS, LLC

          (a)  Amount Beneficially Owned:

               68,450

          (b)  Percent of Class:

               1.053%

          (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                    0

              (ii)  shared power to vote or to direct the vote:

                    68,450

              (iii) sole power to dispose or to direct the disposition of:

                    0

              (iv)  shared power to dispose or to direct the disposition of:

                    68,450

                                  SCHEDULE 13G

CUSIP NO. 37939C 20 0                                          Page 8 of 8 Pages
---------------------                                          -----------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 20, 2006

                                        /s/ Rudy R. Miller
                                        --------------------------------------
                                        Rudy R. Miller


                                        MILLER CAPITAL CORPORATION


                                        By: /s/ Rudy R. Miller
                                           -----------------------------------
                                        Name:  Rudy R. Miller
                                        Title: President

                                        MILLER CAPITAL MARKETS, LLC


                                        By: /s/ Rudy R. Miller
                                           -----------------------------------
                                        Name:  Rudy R. Miller
                                        Title: Chairman of the Board